Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-209432) and related Prospectus of Silver Spring Networks, Inc., and
2)

Registration Statements (Form S-8 Nos. 333-187220, 333-194200, 333-202452, 333-207906) pertaining to the 2003 Stock Option Plan, 2007 Stock Plan, 2012 Equity Incentive Plan, 2012 Employee Stock Purchase Plan, Non-Plan Inducement Stock Option, Restricted Stock Unit, and Performance Stock Unit Awards of Silver Spring Networks, Inc.;

of our report dated March 9, 2016, with respect to the consolidated financial statements of Silver Spring Networks, Inc. included in this Annual Report (Form 10-K) of Silver Spring Networks, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Jose, California

March 9, 2016